As filed with the Securities and Exchange Commission on February 12, 2004
Registration Statement No. 333-112539

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Barrier Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	22-3828030
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

600 College Road East, Suite 3200

Princeton, New Jersey 08540
(609) 945-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Geert Cauwenbergh, Ph.D.

Chief Executive Officer
Barrier Therapeutics, Inc.
600 College Road East, Suite 3200
Princeton, New Jersey 08540
(609) 945-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Cohen, Esq. Joanne R. Soslow, Esq. Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, New Jersey 08540 (609) 919-6600	David E. Redlick, Esq. Stuart R. Nayman, Esq. Hale and Dorr LLP 300 Park Avenue New York, New York 10022 (212) 937-7200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed	Amount of the
Title of Each Class of	Maximum Aggregate	Registration
Securities to Be Registered	Offering Price(1)	Fee(2)

Common Stock, $0.0001 par value	$86,250,000	$10,928(3)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)	Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

      This Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-112539) is being filed solely for the purpose of filing two exhibits, and no changes or additions are being made hereby to the prospectus, which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The expenses (other than underwriting discounts and commissions) payable in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$10,928
NASD filing fee	9,125
NASDAQ listing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky fees and expenses (including legal fees)	*
Transfer agent and rights agent and registrar fees and expenses	*
Miscellaneous	*

Total	*

*	To be filed by amendment.

      All expenses are estimated except for the SEC fee, the NASD filing fee and the NASDAQ listing fee.

Item 14.	Indemnification of Directors and Officers

      Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

      Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

      The Registrant’s certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s certificate of incorporation provides that the Registrant will indemnify any Indemnitee who was or in a party to an action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Item 15.	Recent Sales of Unregistered Securities

      In the preceding three years, the Registrant has issued the following securities that were not registered under the Act:

      Since our inception, we have issued an aggregate of 1,645,000 shares of common stock, par value $0.01 per share. These shares include a total of 1,425,000 shares of common stock issued between October 31, 2001 and February 20, 2002, at a purchase price per share of $0.001, for a total of $1,425 in cash and a total of 220,000 shares of common stock issued between August 1, 2002 and October 24, 2002, at a purchase price per share of $0.30, for a total of $66,000 in cash.

      Since our inception, we have also issued an aggregate of 31,921,809 shares of preferred stock, par value of $0.01 per share. These shares include: (1) 8,333,333 shares of series A convertible preferred stock issued on May 7, 2002 in exchange for intellectual property, patent applications and licenses valued at approximately $25,000,000; (2) 7,716,670 and 7,666,666 shares of series B convertible preferred stock issued on May 7, 2002 and May 7, 2003, respectively, at a purchase price per share of $3.00, for a total of approximately $46,150,008; and (3) 8,205,140 shares of series C convertible preferred stock issued on October 23, 2003 at a purchase price per share of $3.90, for a total of approximately $32,000,046.

      No underwriters were involved in the foregoing sales of securities. The securities described in this Item 15 were issued to U.S. investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of the Registrant’s convertible preferred stock described above represented to the Registrant in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

      As of December 31, 2003, pursuant to our equity compensation plan, since our inception, we have granted options to purchase a total of 1,757,166 shares of common stock at a weighted average exercise price of $0.42 per share. For a more detailed description of our equity compensation plan, see “Management—Equity Compensation Plan”.

      The issuance of stock options and the common stock issuable upon the exercise of such options as described in this Item 15 were issued pursuant to written compensatory plans or arrangements with the Registrant’s employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

      All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

      All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the application restrictions on transfer.

Item 16.     Exhibits and Financial Statement Schedules

      (a) Exhibits:

Exhibit
Number	Description

1.1*	Form of Underwriting Agreement
3.1**	Amended and Restated Certificate of Incorporation of the Registrant
3.2*	Form of Amended and Restated Certificate of Incorporation of Registrant to be effective upon closing of the offering
3.3**	Amended and Restated Bylaws of the Registrant
3.4*	Form of Bylaws of the Registrant to be effective upon the closing of the offering
4.1*	Specimen Certificate evidencing shares of Registrant’s common stock
4.2**	Amended and Restated Investors Rights Agreement, dated as of October 23, 2003, by and among the Registrant and the Investors listed therein
5.1*	Opinion of Morgan, Lewis & Bockius LLP
10.1*	2002 Equity Compensation Plan
10.2†	Intellectual Property Transfer and License Agreement, dated as of May 6, 2002, by and between the Registrant and Johnson & Johnson Consumer Companies, Inc.
10.3†	Intellectual Property Transfer and License Agreement, dated as of May 6, 2002, by and among the Registrant and Janssen Pharmaceutica Products, L.P., and Ortho-McNeil Pharmaceutical, Inc.
10.4*	Employment Agreement, dated as of May 7, 2002, by and between the Registrant and Geert Cauwenbergh, Ph.D.
10.5*	Employment Agreement, dated as of July 22, 2002, by and between the Registrant and Charles Nomides
10.6*	Employment Agreement, dated as of August 1, 2002, by and between the Registrant and Anne M. VanLent
10.7*	Consulting Agreement, dated as of November 1, 2002, by and between the Registrant and Marcel Borgers, Ph.D.
10.8*	Restricted Stock Purchase Agreement, dated as of October 31, 2001, by and between the Registrant and Geert Cauwenbergh, Ph.D.
10.9*	Amendment No. 1 to Restricted Stock Purchase Agreement, dated as of May 7, 2002, by and between the Registrant and Geert Cauwenbergh, Ph.D.
10.10*	Restricted Stock Purchase Agreement, dated as of February 20, 2002, by and between the Registrant and Charles Nomides

Exhibit
Number	Description

10.11*	Amendment No. 1 to Restricted Stock Purchase Agreement, dated as of May 7, 2002, by and between the Registrant and Charles Nomides
10.12*	Restricted Stock Purchase Agreement, dated as of August 1, 2002, by and between the Registrant and Anne M. VanLent
10.13**	Lease Agreement, dated May 28, 2003, between the Registrant and Peregrine Investment Partners-I relating to property located at 600 College Road East, Princeton Forrestal Center, New Jersey
10.14**	Amendment No. 1, dated November 6, 2003, to Lease Agreement, dated May 28, 2003, between the Registrant and Peregrine Investment Partners-I relating to property located at 600 College Road East, Princeton Forrestal Center, New Jersey
10.15**	Master Security Agreement, dated as of August 21, 2003, and Amendment, dated as of September 3, 2003, between the Registrant and General Electric Capital Corporation
23.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
23.2**	Consent of Ernst & Young LLP
24.1**	Powers of Attorney (included on signature page)

*	To be filed by amendment.

**	Previously filed.

†	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

      (b) Financial Statement Schedules

      All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 17.     Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, the Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430(A) and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the township of Plainsboro, State of New Jersey, on February 12, 2004.

BARRIER THERAPEUTICS, INC.

By	/s/ ANNE M. VANLENT

Anne M. VanLent

Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Geert Cauwenbergh, Ph.D.		Chairman, Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2004

/s/ ANNE M. VANLENT Anne M. VanLent		Chief Financial Officer (Principal Financial and Accounting Officer)	February 12, 2004

* Srinivas Akkaraju, M.D., Ph.D.		Director	February 12, 2004

* Peter Ernster		Director	February 12, 2004

* Marc Ostro, Ph.D.		Director	February 12, 2004

* Andrew N. Schiff, M.D.		Director	February 12, 2004

* Nicholas Simon		Director	February 12, 2004

*By:	/s/ ANNE M. VANLENT Anne M. VanLent as Attorney-in-Fact

Index of Exhibits

Exhibit
Number	Description

1.1*	Form of Underwriting Agreement
3.1**	Amended and Restated Certificate of Incorporation of the Registrant
3.2*	Form of Amended and Restated Certificate of Incorporation of Registrant to be effective upon closing of the offering
3.3**	Amended and Restated Bylaws of the Registrant
3.4*	Form of Bylaws of the Registrant to be effective upon the closing of the offering
4.1*	Specimen Certificate evidencing shares of Registrant’s common stock
4.2**	Amended and Restated Investors Rights Agreement, dated as of October 23, 2003, by and among the Registrant and the Investors listed therein
5.1*	Opinion of Morgan, Lewis & Bockius LLP
10.1*	2002 Equity Compensation Plan
10.2†	Intellectual Property Transfer and License Agreement, dated as of May 6, 2002, by and between the Registrant and Johnson & Johnson Consumer Companies, Inc.
10.3†	Intellectual Property Transfer and License Agreement, dated as of May 6, 2002, by and among the Registrant and Janssen Pharmaceutica Products, L.P., and Ortho-McNeil Pharmaceutical, Inc.
10.4*	Employment Agreement, dated as of May 7, 2002, by and between the Registrant and Geert Cauwenbergh, Ph.D.
10.5*	Employment Agreement, dated as of July 22, 2002, by and between the Registrant and Charles Nomides
10.6*	Employment Agreement, dated as of August 1, 2002, by and between the Registrant and Anne M. VanLent
10.7*	Consulting Agreement, dated as of November 1, 2002, by and between the Registrant and Marcel Borgers, Ph.D.
10.8*	Restricted Stock Purchase Agreement, dated as of October 31, 2001, by and between the Registrant and Geert Cauwenbergh, Ph.D.
10.9*	Amendment No. 1 to Restricted Stock Purchase Agreement, dated as of May 7, 2002, by and between the Registrant and Geert Cauwenbergh, Ph.D.
10.10*	Restricted Stock Purchase Agreement, dated as of February 20, 2002, by and between the Registrant and Charles Nomides
10.11*	Amendment No. 1 to Restricted Stock Purchase Agreement, dated as of May 7, 2002, by and between the Registrant and Charles Nomides
10.12*	Restricted Stock Purchase Agreement, dated as of August 1, 2002, by and between the Registrant and Anne M. VanLent
10.13**	Lease Agreement, dated May 28, 2003, between the Registrant and Peregrine Investment Partners-I relating to property located at 600 College Road East, Princeton Forrestal Center, New Jersey
10.14**	Amendment No. 1, dated November 6, 2003, to Lease Agreement, dated May 28, 2003, between the Registrant and Peregrine Investment Partners-I relating to property located at 600 College Road East, Princeton Forrestal Center, New Jersey
10.15**	Master Security Agreement, dated as of August 21, 2003 and Amendment, dated as of September 3, 2003, between the Registrant and General Electric Capital Corporation
23.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
23.2**	Consent of Ernst & Young LLP
24.1**	Powers of Attorney (included on signature page)

*	To be filed by amendment.

**	Previously filed.

†	Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.